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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Childtime Learning Centers Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CHILDTIME LEARNING CENTERS, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held March 10, 2003

To the Shareholders:

      PLEASE TAKE NOTICE that a Special Meeting of Shareholders of Childtime Learning Centers, Inc., a Michigan corporation (the “Company”), will be held at the principal executive offices of the Company, 38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan 48335, on March 10, 2003, at 10:00 a.m., Eastern Standard Time, to consider and act upon the following matter:

(1)	The approval of an amendment to the Company’s Restated Articles of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 20,000,000 shares, no par value, to 40,000,000 shares, no par value.

      Only shareholders of record at the close of business on February 14, 2003 will be entitled to vote at the meeting.

      Your attention is called to the attached proxy statement and the accompanying proxy. You are requested to sign and return the proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote your own shares.

By Order of the Board of Directors

IRA YOUNG
Secretary

Farmington Hills, Michigan

February 19, 2003

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS
PROPOSED AMENDMENT TO COMPANY’S RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK
SUBSTANTIAL INTEREST OF SHAREHOLDERS AND DIRECTORS IN MATTERS TO BE ACTED UPON AT SPECIAL MEETING
OTHER MATTERS

CHILDTIME LEARNING CENTERS, INC.
38345 West 10 Mile Road, Suite 100
Farmington Hills, Michigan 48335

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS

To Be Held March 10, 2003

General Information

      A Special Meeting of Shareholders (the “Meeting”) of Childtime Learning Centers, Inc., a Michigan corporation (the “Company”), will be held at the principal executive offices of the Company, 38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan 48335, on March 10, 2003, at 10:00 a.m., Eastern Standard Time, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. The approximate mailing date for this proxy statement and proxy is February 19, 2003.

      It is important that your shares be represented at the Meeting. If you do not plan to attend the Meeting, please complete, sign and date the enclosed proxy and return it to the Company. The Board of Directors of the Company solicits the proxy. Shares represented by valid proxies in the enclosed form will be voted if received in time for the Meeting. Expenses in connection with the solicitation of proxies will be borne by the Company and may include requests by mail and personal contact by its directors, officers, and employees. The Company will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals. Any person giving a proxy has the power to revoke it any time before it is voted.

Voting Securities and Principal Holders

      Only holders of record of shares of the Company’s Common Stock, no par value (the “Common Stock”), at the close of business on February 14, 2003 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting or at any adjournment or adjournments thereof, each share having one vote. On the Record Date, there were issued and outstanding 5,416,210 shares of the Common Stock.

      As of the Record Date, the following persons were known to the Company to be beneficial owners of more than 5% of the Company’s outstanding Common Stock. In addition, set forth below is the ownership of the Company’s Common Stock by each of its directors and named executive officers, and directors and executive officers as a group, without naming them, as of the Record Date. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Person	Shares	Percent

Jacobson Partners Group(1) c/o Benjamin Jacobson 595 Madison Avenue, Suite 3100 New York, NY 10022	3,975,527	71.7
Childcare Associates(2) c/o Kellner, DiLeo & Co. 900 Third Avenue, 10th Floor New York, New York 10022	2,427,373	44.8
KD Partners II(2) c/o Ansbacher (Cayman) Limited Jeanette Street P.O. Box 887 Georgetown, Grand Cayman	437,627	8.1

Person	Shares	Percent

FMR Corp.(3) 82 Devonshire Street Boston, Massachusetts 02109	408,300	7.5
AXA Financial, Inc.(3)(4) AXA Assurances I.A.R.D. Mutuelle AXA Assurances Vie Mutuelle AXA Conseil Vie Assurance Mutuelle AXA Courtage Assurance Mutuelle AXA 1290 Avenue of the Americas New York, New York 10104	299,000	5.5
William D. Davis(5)	85,000	1.5
Jason K. Feld(6)(7)	10,250	*
Paula L. Gavin	0	0
Benjamin R. Jacobson(6)(8)	949,663	17.5
Kenneth Johnsson	0	0
George A. Kellner(6)(9)	2,909,076	53.6
James J. Morgan(10)	115,084	2.1
Brett D. Shevack	0	0
Leonard C. Tylka(11)(12)	37,500	*
Alfred R. Novas(13)	0	0
All directors and executive officers as a group (11 persons)(14)	4,106,563	72.3

*	Less than 1%

(1)	Consists of all shares of Common Stock beneficially owned by members of the Jacobson Partners Group, including George A. Kellner, Benjamin R. Jacobson and James J. Morgan. Includes (i) 787,521 shares acquired by the Group, (ii) 2,885,000 shares beneficially owned by Mr. Kellner, including the shares owned by Childcare Associates and KD Partners II (see note 2 below) and 10,000 shares issuable to Mr. Kellner pursuant to stock options, granted under the Company’s Director Stock Option Plan, that are exercisable within 60 days after the Record Date, (iii) 110,000 shares issuable to Mr. Morgan pursuant to options, granted in connection with Mr. Morgan’s consulting arrangement with the Company, that are exercisable within 60 days after the Record Date, and 5,074 shares beneficially owned by Mr. Morgan, (iv) 167,932 shares beneficially owned by Mr. Jacobson and 10,000 shares issuable to Mr. Jacobson pursuant to stock options, granted under the Company’s Director Stock Option Plan, that are exercisable within 60 days after the Record Date. Mr. Jacobson is the managing partner of Jacobson Partners, and Mr. Morgan is a partner of Jacobson Partners. Mr. Kellner, Mr. Jacobson and Mr. Morgan are all investors in or co-investors of JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P. Mr. Kellner also serves as a special advisor to Jacobson Partners.

(2)	Mr. Kellner is the managing partner of Childcare Associates and the managing partner of KD Special Situations Partners, the investment general partner of KD Partners II.

(3)	Based on Schedule 13F as filed by such holder with the Securities and Exchange Commission as of March 29, 2002.

(4)	AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle and AXA are all affiliates and report beneficial ownership as a group.

(5)	Consists of shares of Common Stock issuable pursuant to incentive stock options, granted under the Company’s Key Employee Stock Option Plan, that are exercisable within 60 days after the Record Date. Pursuant to the incentive stock option agreement, Mr. Davis is obligated, each year, to purchase an amount of shares equal to one half of his annual cash bonus, if any, from the Company divided by the option exercise price of $3.50 per share, simultaneously with his receipt of such bonus; provided that Mr. Davis may not exercise options to purchase more than 40,160 shares in any calendar year except upon a change of control.

(6)	Includes 10,000 shares of Common Stock issuable pursuant to stock options, granted under the Company’s Director Stock Option Plan, that are exercisable within 60 days after the Record Date.

(7)	Includes 250 shares of Common Stock with respect to which Mr. Feld shares voting and investing powers with his spouse.

(8)	Includes 771,731 shares of Common Stock acquired by the Jacobson Partners Group. Also includes 157,894 shares of Common Stock directly owned by Mr. Jacobson, which shares represent Mr. Jacobson’s proportionate interest in the 175,438 shares originally issued to Jacobson Partners pursuant to the Fee Agreement dated June 27, 2002 between the Company and Jacobson Partners (the “Fee Agreement”). Does not include (a) 2,895,000 shares beneficially owned by Mr. Kellner, a member of the Group, prior to the formation of the Group, in which shares Mr. Jacobson disclaims beneficial ownership, and (b) 115,074 shares beneficially owned by Mr. Morgan, a member of the Group, in which shares Mr. Jacobson disclaims beneficial ownership. Mr. Jacobson is the managing partner of Jacobson Partners.

(9)	Includes 2,427,373 shares of Common Stock owned by Childcare Associates and 437,627 shares of Common Stock owned by KD Partners II. Mr. Kellner is the managing partner of Childcare Associates and the managing partner of KD Special Situations Partners, the investment general partner of KD Partners II. Also includes 14,076 shares of Common Stock beneficially owned by Mr. Kellner as a result of his membership in the Jacobson Partners Group.

(10)	Includes 110,000 shares of Common Stock issuable pursuant to options, granted in connection with Mr. Morgan’s consulting arrangement with the Company, that are exercisable within 60 days after the Record Date. Also includes 1,754 shares Common Stock directly owned by Mr. Morgan, which shares represent Mr. Morgan’s proportionate interest in the 175,438 shares originally issued to Jacobson Partners pursuant to the Fee Agreement. Also includes 10 shares of Common Stock beneficially owned by Mr. Morgan as a result of his 1% membership interest in Jacobson Partners. Does not include 3,860,443 shares acquired by the Jacobson Partners Group, in which shares Mr. Morgan disclaims beneficial ownership. Mr. Morgan is a partner of Jacobson Partners and a minority investor in funds included in the Jacobson Partners Group.

(11)	Consists of 7,500 shares of Common Stock issuable pursuant to stock options, granted under the Company’s Director Stock Option Plan, which are exercisable within 60 days after the Record Date, and 30,000 shares issuable pursuant to options, granted in connection with Mr. Tylka’s consulting arrangement with the Company, which are exercisable within 60 days after the Record Date. Mr. Tylka is a minority investor in Childcare Associates. Mr. Tylka disclaims beneficial ownership of the shares of Common Stock owned by such shareholder.

(12)	Effective August 30, 2002, Mr. Tylka ceased serving as the Company’s Interim Chief Financial Officer and Treasurer.

(13)	Mr. Novas resigned as an officer of the Company in March, 2002.

(14)	Includes shares issuable pursuant to stock options, that are exercisable within 60 days after the Record Date, as described in the foregoing notes.

PROPOSED AMENDMENT TO COMPANY’S RESTATED ARTICLES OF INCORPORATION
TO INCREASE AUTHORIZED COMMON STOCK

      Article III of the Company’s Restated Articles of Incorporation presently authorizes 20,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, no par value. As of the Record Date, 5,416,210 shares of Common Stock were issued and outstanding, with 1,372,500 additional shares of Common Stock reserved for issuance pursuant to outstanding stock options or option plans. The Company has not issued any Preferred Stock.

      The Company’s Board of Directors has proposed an amendment to Article III of the Company’s Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 20,000,000 to 40,000,000. The Board of Directors believes that the proposed amendment is in the best interests of the Company and its shareholders and, accordingly, is recommending the approval of the proposed amendment.

      If the Company’s shareholders approve the proposal, newly authorized shares of Common Stock will be available for issuance by the Company’s Board of Directors for stock splits or stock dividends, acquisitions, raising additional capital, stock options or other corporate purposes. There are no present arrangements, understandings or plans for issuance of any such additional shares, except in connection with the Company’s contemplated rights offering, as described below. The Company does not anticipate that it would seek authorization from the shareholders for the issuance of such additional shares unless required by applicable law or regulation or the rules of any exchange on which the Common Stock is traded. Any additional shares, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding. There are no preemptive rights available to shareholders in connection with the issuance of any such shares. The Company’s Common Stock is currently traded on The Nasdaq SmallCap Market under the trading symbol “CTIM”.

      The Company’s Board of Directors proposes to increase the authorized number of shares of Common Stock to accommodate a proposed rights offering of the Company’s Common Stock for the purpose of refinancing $14,000,000 of subordinated debt, incurred by the Company in connection with its acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc. (“Tutor Time”), plus accrued and unpaid interest on such subordinated debt. Under the terms of the proposed rights offering, the Company would issue $3,500,000 of subordinated notes and enough shares of Common Stock to receive proceeds of up to $12,375,000.

      As originally proposed, the Common Stock portion of the proposed rights offering was contemplated to be priced at $3.50 per share, which would have resulted in the issuance of an additional 3,000,000 shares. Due to the substantial decline in the trading price of the Company’s Common Stock, however, the pricing of the Common Stock portion of the rights offering was revised. The offering price per share of the Common Stock under the rights offering was contemplated to be, except under limited circumstances, the four-week average trading price of the Common Stock on The Nasdaq SmallCap Market prior to the commencement date of the offering.

      As a result of the revised pricing formula and given the then current price for the Common Stock, at the time the change to the terms of the rights offering was made the Company would have needed to issue in excess of 5,000,000 shares of Common Stock in order to receive the desired proceeds, which the Company would have been unable to do under the Company’s authorized capital at such time. Therefore, at a Special Meeting of Shareholders held on December 17, 2002, the shareholders of the Company approved an amendment to the Company’s Restated Articles of Incorporation, increasing the Company’s authorized Common Stock from 10,000,000 shares, no par value, to 20,000,000 shares, no par value (the “Original Increase”).

      Since the Original Increase, the proposed terms of the rights offering have been further revised to increase the maximum amount of the rights offering from $14,000,000 to up to $15,875,000. The increased size of the rights offering was approved by the Company’s Board of Directors to enable the Company to repay not only the principal amount of the existing subordinated debt but also the related accrued and unpaid interest. The Company currently proposes to issue $3,500,000 of subordinated notes in the rights offering, with the remaining proceeds of up to $12,375,000 to be received for the issuance of shares of Common Stock. Based on the recent trading volumes and prices of the Common Stock, the Company would need to issue approximately 16,300,000 shares of Common Stock in order to receive proceeds of $12,375,000. Under the Company’s current authorized capital of 20,000,000 shares of Common Stock, however, the Company would only be able to issue approximately 13,200,000 of such shares.

      If the Common Stock price declines further prior to the commencement of the rights offering, an even greater number of shares in excess of the current authorized capital would need to be issued. Given the recent volatility in the price at which the Common Stock has been trading over the past several months (from a high of $1.86 to a low of $.321), the Board has proposed the 20,000,000 share increase in authorized capital to make sure the Company will have enough shares available for issuance under the proposed rights offering under substantially all circumstances.

      If the proposed amendment is approved, the Company will be able to effectuate the proposed rights offering described above. This will result in a substantial increase in the number of shares of Common Stock outstanding. As a result of the rights offering, the ownership interests in the Company of shareholders who do not participate in the rights offering will be substantially diluted. Any increased authorized capital not used in the proposed rights offering would be available for future issuances and for future grants under the Company’s option plans. There are no present arrangements, understandings or plans for the issuance of any additional shares not needed for the proposed rights offering.

      One of the effects of the amendment, if adopted, may also be to enable the Company’s Board of Directors to render it more difficult to, or discourage an attempt to, obtain control over the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. The Company’s Board of Directors would, unless prohibited by applicable law, have additional shares of Common Stock available to effect transactions (including private placements) in which the number of outstanding shares of the Company’s Common Stock would be increased and would thereby dilute the interest of any party attempting to gain control over the Company. Such action could discourage an acquisition of the Company which shareholders might view as desirable. In addition, since the Company’s shareholders have no preemptive rights to purchase additional shares of Common Stock issued, the issuance of such shares could dilute the interests of the Company’s current shareholders.

      The approval of this proposed amendment to the Company’s Restated Articles of Incorporation to increase the number of authorized shares of Common Stock requires the affirmative vote of the holders, as of the Record Date, of the majority of the outstanding shares of Common Stock. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining the approval of this proposal, but they will be counted for purposes of determining whether a quorum is present. We expect that the Jacobson Partners Group, and its various affiliates, who beneficially own, in the aggregate, 71.7% of the outstanding Common Stock, will vote for the proposal.

      The Board of Directors recommends a vote FOR approval of the proposal to amend Article III of the Company’s Restated Articles of Incorporation, and your proxy will be so voted unless you specify otherwise.

SUBSTANTIAL INTEREST OF SHAREHOLDERS AND DIRECTORS
IN MATTERS TO BE ACTED UPON AT SPECIAL MEETING

      As discussed above, the increased capital being authorized pursuant to the proposed amendment to the Company’s Restated Articles of Incorporation will allow the Company flexibility if the trading price of its Common Stock declines further prior to the effective date of the proposed rights offering. The proposed rights offering is being effectuated to refinance the $14,000,000 in subordinated debt, plus accrued and unpaid interest thereon, incurred by the Company in connection with its acquisition of substantially all of the assets of Tutor Time. This existing subordinated debt was loaned to the Company by members of the Jacobson Partners Group. The proceeds of the proposed rights offering, therefore, will be used to refinance the existing subordinated debt, including accrued and unpaid interest on that debt, owed to members of the Jacobson Partners Group.

      The Jacobson Partners Group is controlled by Jacobson Partners, a private equity firm of which Benjamin R. Jacobson, the Company’s Chairman of the Board, is the managing general partner, James J. Morgan, one of the Company’s directors and the former interim Chief Executive Officer, is a partner and George A. Kellner, the Company’s Vice Chairman of the Board, is a special advisor. A recently retired director, Milton Dresner, is a minority investor in the Jacobson Partners Group. Although Jacobson Partners received no consideration for arranging the $14,000,000 subordinated debt financing, lenders included JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P., entities controlled and managed by affiliates of Jacobson Partners (for an aggregate of $10,497,154), Mr. Jacobson (for $115,703), trusts for the benefit of

Mr. Jacobson’s children (for an aggregate of $30,000), Mr. Kellner (for $174,429) and Mr. Morgan (for $225,000). As stated above, these amounts, together with the related accrued and unpaid interest, will be refinanced with the proceeds of the proposed rights offering.

      In consideration for arranging a standby purchase commitment in connection with the Company’s rights offering, certain members of the Jacobson Partners Group received options to purchase, in the aggregate, up to 400,000 shares of Company Common Stock, at an exercise price of $5.00 per share. These options, which were approved by the Company’s shareholders, will not become exercisable until after consummation of the rights offering. Pursuant to the terms of the standby purchase commitment so arranged, the Jacobson Partners Group will agree to purchase 100% of the new subordinated debt and Common Stock not purchased by other shareholders in connection with the rights offering.

      The Jacobson Partners Group beneficially owns, in the aggregate, 71.7% of the outstanding Common Stock. As a result of the proposed rights offering and the standby purchase commitment, such beneficial ownership interest could increase by an amount that could be substantial.

OTHER MATTERS

Shareholder Proposals

      A shareholder proposal which is intended to be presented at the 2003 Annual Meeting of Shareholders must be received by the Secretary of the Company at its principal executive offices, 38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan 48335, by March 25, 2003, to be considered for inclusion in the Company’s Proxy Statement and proxy related to that meeting. Such proposals should be sent by certified mail, return receipt requested.

      Shareholder proposals to be presented at the Company’s 2003 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in the Company’s Proxy Statement and proxy related to that meeting, must be received by the Company no later than June 6, 2003 to be considered timely. Such proposals should be sent to the Company’s Secretary at the Company’s principal executive offices, 38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan 48335, by certified mail, return receipt requested. If the Company does not have notice of the matter by that date, the Company’s form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in the Company’s form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

By Order of the Board of Directors

IRA YOUNG
Secretary

Dated: February 19, 2003

Proxy — Childtime Learning Centers, Inc.

Special Meeting of Shareholders

Proxy Solicited by Board of Directors for Special Meeting of Shareholders — March 10, 2003

William D. Davis, Frank Jerneycic, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of Childtime Learning Centers, Inc., to be held on March 10, 2003, at the principal executive offices of the Company, 38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan 48335, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR item 1.

Unless otherwise marked, this proxy will be voted FOR approval of the proposed amendment to the Company’s Restated Articles of Incorporation.

(Continued and to be voted on reverse side.)

☐	Mark this box with an X if you have made changes to your name or address details above.

Special Meeting Proxy Card

A   Issues

The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain
1. The approval of the proposed amendment to the Company’s Restated Articles of Incorporation to increase the authorized Common Stock, no par value, from 20,000,000 shares to 40,000,000 shares.	☐	☐	☐

B   Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)
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